Exhibit (p)(5)(iv)

Introduction

In general, Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), makes it unlawful, in connection with the purchase or sale by an officer, director or employee of an investment company or of an investment adviser or principal underwriter to an investment company, or by an investment adviser or principal underwriter to an investment company of securities held or to be acquired by the investment company, for any such person to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the investment company or to engage in a manipulative practice with respect to the investment company. Rule 17j-1 requires an investment company, its investment adviser and its principal underwriter each to adopt a written code of ethics, which must be approved by the company’s board of directors, including a majority of the independent directors, that contains provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in acts that violate the above standard. In addition, the Securities and Exchange Commission recently adopted Rule 204A-1 under the Investment Advisers Act of 1940, as amended, that requires a registered investment adviser to adopt a Code of Ethics covering the personal trading activities of the adviser’s officers, directors and employees/associates.

This Code of Ethics and Insider Trading Policies and Procedures is designed to protect the public from abusive trading practices, to maintain ethical standards for all Calvert Associates when dealing with the public, and to ensure compliance with Rule 17j-1 of the Investment Company Act of 1940, Rule 204A-1 of the Investment Advisers Act of 1940, and the Insider Trading and Securities Fraud Enforcement Act of 1988. Active leadership and integrity of management dictates these principles be diligently implemented and monitored.

I. Definitions

1.	“Access Person” means any director, officer, general partner, or Advisory Person of a Fund or of a Fund’s investment adviser. For purposes of this Code, a director, officer, general partner or Advisory Person is deemed an Access Person as to the particular Fund for which he or she serves in that capacity. “Access Person” means also any director, officer or general partner of a principal underwriter of a Fund who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities. In addition, the General Counsel or Chief Compliance Officer may designate any person, including an independent contractor or consultant, as an Access Person. The Chief Compliance Officer shall maintain a current list of all Access Persons.

2.	“Advisory Person” means (i) any director, officer, general partner or employee of a Fund or an investment adviser (or of any company in a control relationship to the Fund or investment adviser), who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or investment adviser who normally obtains information concerning current recommendations made to the Fund with regard to the purchase or sale of a Security.

3.	A security is “being considered for purchase or sale” once a recommendation has been documented, communicated and under serious evaluation by the purchaser or seller. Evidence of consideration may include such things as approved recommendations in current research reports, pending or active order tickets, and a watch list of securities under current evaluation.

4.	“Beneficial Interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

For purposes of this Code, Beneficial Interest generally extends to accounts in the name of the Access Person and the Access Person’s immediate family sharing the same household.

5.	“ Calvert Associate” means an employee of Calvert Group, Ltd. or any of its affiliates.

6.	“Control” has the same meaning as in section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means, among other things, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7.	“Disinterested Trustee” means a Trustee or Director of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

8.	“Fund” or “Funds” means any open-end mutual fund (including any series thereof), bank collective fund, common trust fund, separate account, or other type of account advised or sub-advised by Calvert Asset Management Company.

9.	“High Social Impact Securities” mean Calvert Social Investment Foundation Community Investment Notes or other securities held by a Fund pursuant to its High Social Impact Investments program.

10.	An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

11.	“Investment Personnel” of a Fund or of a Fund’s investment adviser means: (1) any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or (2) any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

12.	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

13.	“Security” means a security defined in Section 2(a)(36) of the 1940 Act: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement; collateral –trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights; any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

For the purposes of this Code, “Security” shall not include the following:

•	Direct obligations of the Government of the United States

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	Shares issued by open-end investment companies (except for Funds advised or sub-advised by Calvert Asset Management Company).

14.	“Special Equity Security” means a security held by a Fund pursuant to the Special Equities investments program.

II. Fiduciary Duty and Confidentiality

Calvert Asset Management Company and Calvert Distributors, Inc. must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client has consented), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm. As part of and in addition to the Insider Trading Provisions set forth below, in Section X. Insider Trading Policy and Procedures, no Calvert Associate shall disclose to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

In addition, to ensure that some clients or competitors are not able to receive portfolio information earlier than other clients or competitors and to ensure that the information is no longer material to affect the firm’s trading strategies, all Calvert Associates are required to comply with the provisions of the Calvert Distributors, Inc. Portfolio Holdings Disclosure Policy.

Further, Calvert Associates are prohibited from disclosing non-public information concerning funds or securities transactions to non-Access Persons within the firm. Similarly, Calvert Associates are prohibited from sharing non-public information with persons employed by affiliated entities, except for legitimate business purposes. Any questions about the propriety of information being shared should be directed to the Chief Compliance Officer.

III. Exempted Transactions

The provisions of Section V of this Code (pre-clearance) shall not apply to the following transactions by Access Persons:

•	The sale and/or purchase of open-end mutual funds including money market funds;

•	The sale and purchase of securities issued by a U.S. Government agency or instrumentality;

•	Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities;

•	Acquisitions through the exercise of rights issued pro rata to all holders;

•	Acquisitions through gifts or bequests;

•	Trades in any S&P 500 company; or

•	Trades in REITS and variable insurance products.

IV. Prohibited Activities

The Code of Ethics imposes the following general obligations:

•	Information concerning the purchase and sale of securities learned in connection with an Access Person’s employment is property of the Fund, investment adviser, or employer and may not be used for personal benefit.

•	Fiduciary duties mandate suitable investment opportunities be presented first to the Fund, investment adviser, or employer and should not be exercised even after full disclosure for personal benefit.

•	Material inside information must be kept confidential and restricts trading of securities.

•	Front running, market manipulation and deceptive trading practices are abusive techniques prohibited by these procedures and may result in fines, termination or legal actions by third parties.

•	No Calvert Associate may engage in market timing of any of the Calvert Funds. For these purposes, market timing is defined as a purchase followed by a redemption within 30 days in the same Fund, excluding money market funds. This prohibition includes Funds held directly with Calvert as well as those held in any account in which the Calvert Associate has Beneficial Interest (including 401(k) accounts). In addition, a Calvert Associate shall comply with all market timing policies of any fund in which he or she invests.

•	Access Persons may not purchase Initial Public Offerings due to the high potential for abusive trading practices.

•	Access Persons must not trade in a security with knowledge that the security is being considered for purchase or sale by the Fund, investment adviser, or sub-adviser.

•	Access Persons shall not engage in transactions that create a conflict of interest including but not limited to inappropriately making decisions on behalf of a Fund regarding securities or private placements personally owned by the Access Person.

V. Pre-Clearance Requirements

Because of the sensitive nature of securities trading, the Access Persons listed on Attachment B are required to obtain pre-clearance approval from Compliance for trades in certain Securities and private placements, in accounts in which he or she has Beneficial Interest. Except as noted above in Section III. “Exempted Transactions”, no transaction in Securities may be effected without the prior approval of the Compliance Department. Acquisition of a Beneficial Interest in a private placement transaction (including but not limited to: limited partnerships; hedge funds; private equity partnerships; and venture capital funds) by Investment Personnel is permitted by the Code but is strongly discouraged.

Requests for pre-clearance, including pre-clearance by Investment Personnel for private placement transactions, may be made by electronic mail or in writing by completing a Pre-Clearance Request Form (see Attachment A). All requests must include the following information:

•	Name of requester and date;

•	Transaction detail (security name and type, nature of the transaction (i.e., purchase, sale, or short sale); number of shares and/or par amount of bond involved; date acquired if a sale; whether the security is held in a Fund portfolio or is the subject of a pending transaction; and whether the security is part of private placement transaction; and

•	Signature and date.

The Chief Compliance Officer or his or her designee will notify the requester whether the request has been approved or denied by telephone or e-mail, and by sending a copy of the signed form to the requester. A copy of any approvals or declinations will be maintained in the Access Person’s personal trading file. In the event of a private placement request, the Chief Compliance Officer or his/her designee will approve the proposed transaction only after considering, among other facts, whether the investment opportunity should be reserved for a Calvert Fund and whether the opportunity is being offered to the person by virtue of the person’s position with the firm (i.e., as Investment Personnel). Investment Personnel who have acquired a Beneficial Interest in a private placement are required to disclose their Beneficial Interest to the Chief Compliance Officer. If any such Investment Personnel are subsequently involved in a decision to buy or sell a Security from the same issuer for a Fund, then the decision to purchase or sell the Security must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

The pre-clearance authorization shall be valid for a period of three (3) business days only. If the order for a Securities transaction is not placed within that period, a new authorization must be obtained.

The Compliance Department shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of private placements.

Those individuals subject to the pre-clearance policy will not be exempt from the general prohibitions listed in the Code or the Policies and Procedures designed to prevent insider trading. The Chief Compliance Officer will periodically review with the Funds’ Board of Directors/Trustees a list of persons who are subject to the pre-clearance policy and the criteria used to select such individuals.

VI. Reporting Requirements

Members of the Legal Department will be responsible for notifying all Access Persons about the duty to provide initial/annual holdings reports and quarterly transactions reports to the Chief Compliance Officer. An Access Person1 who is identified and notified by the Legal Department as having to comply with this Section shall provide the following information to the Chief Compliance Officer:

A.	Initial/Annual Holdings Report

No later than 10 days after the person is notified that he or she has become an Access Person, and annually thereafter, he/she must submit an Initial and Annual Disclosure of Securities Holdings Report to the Chief Compliance Officer. Initial and Annual Holdings Reports that are not returned by the date they are due may be considered late and reported as violations of the Code of Ethics. The Report shall contain the following information:

a.	The title, number of shares and principal amount of each Security in which the Access Person has any direct or indirect Beneficial Interest;

[1]	Disinterested Directors and/or Trustees as defined above, are excluded from the reporting requirements under this Code unless the General Counsel or Chief Compliance Officer imposes a different standard due to an entity’s active trading strategy and/or the information available to the Disinterested Directors and/or Trustees.

b.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

c.	The date the Report is submitted by the Access Person.

The report may contain a disclaimer of Beneficial Interest by the person making the report.

The information contained in the Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person. The information contained in the Annual Holdings Report must be current as of a date not more than 45 days before the report is submitted. A sample Initial/Annual Holdings Report is attached hereto as Attachment C.

An Access Person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of a securities account statement listing all his or her securities holdings, if the statement provides all the information required (as noted above). If the Access Person has previously provided such statement to Compliance or has been supplying brokerage confirms for all securities transactions and compliance has maintained them as a composite record containing all the requisite information, the Access Person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statement or composite in writing.

B.	Quarterly Transaction Reports

To ensure that abusive or unethical trading practices are not conducted by Access Persons, Access Persons are required to send duplicate brokerage and confirmation statements to the attention of the Chief Compliance Officer at Calvert Asset Management Company, 4550 Montgomery Avenue, Bethesda, MD 20814. Duplicate confirmations and statements are required for any Access Person’s account or an account over which the Access Person has custody, control or Beneficial Interest. Access Persons can either use the form letter included in this Code (Attachment D), or provide the Compliance Department with information about the location of such brokerage accounts and the Chief Compliance Officer or his/her designee will send a letter requesting duplicate confirmations and account statements.

No later than 30 days after the end of a calendar quarter, each Access Person must submit a quarterly transaction report of purchases and/or sales of securities in which such Person has a direct or indirect Beneficial Interest. The report shall contain the following information:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date that Report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

•	The name of the broker, dealer or bank with whom the Access Person established the account;

•	The date the account was established; and

•	The date that the Report is submitted by the Access Person.

The report may contain a disclaimer of Beneficial Interest by the person making the report.

An Access Person need not make a separate Quarterly Transaction Report, if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter, with respect to the Access Person in the time period required above, if all of the information required by paragraphs (A) and (B) of this section is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

C.	Exceptions From Reporting Requirements

An Access Person need not make a report under paragraphs (A) or (B) of this section:

•	With respect to transactions effected pursuant to an automatic investment plan; or

•	With respect to transactions effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or control.

D.	Annual Certification of Compliance

All Calvert Associates are required to certify annually that they:

•	Have received the Code of Ethics;

•	Have read the Code of Ethics;

•	Understand the Code of Ethics; and

•	Have complied with the provisions of the Code of Ethics.

Annually the Compliance Department will forward a copy of the current Code of Ethics and Insider Trading Policy and Procedures to all Calvert Associates, along with an Acknowledgement Form to be completed and returned to the Compliance Department within the proscribed time period imposed by the Chief Compliance Officer.

VII. Restrictions as to Gifts, Entertainment, Favors and Directorships

A.	Gifts, Entertainment and Favors

Access Persons must not make business decisions that are influenced or appear to be influenced by giving or accepting gifts, entertainment or favors. Access Persons are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of Calvert Asset Management Company or Calvert Distributors, Inc. No Access Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of Calvert Asset Management Company or Calvert Distributors, Inc. without pre-approval by the Chief Compliance Officer.

No Access Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of Calvert Asset Management Company or Calvert Distributors, Inc.

No Access Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Calvert Asset Management Company or Calvert Distributors, Inc. Access Persons may provide or accept a business entertainment event, such as an occasional meal, sporting event or other similar activity, of reasonable value, if the person or entity providing the entertainment is present. The Chief Compliance Officer must approve the offer or acceptance of any gift, entertainment or favor with a per gift value of more than $100.00.

In addition, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Access Person.

B.	Directorships

1. General Rule:

No Access Person may serve on the Board of Directors of a publicly held or private for-profit company. Disinterested Directors/Trustees must provide annual disclosure about directorships and other potential conflicts of interest.

2. Application for an Exception:

Access Persons may request an exception to serve as a director of a publicly traded or private for-profit company. These requests shall be made in writing to the General Counsel for review and processing. Such processing may include review by outside counsel, use of a conflict questionnaire or any other procedure to help identify potential conflicts and risks. If exceptional circumstances warrant and the Access Person serving on the board appears not to conflict with the interests of the Calvert Group of Funds and their shareholders, the General Counsel will forward the recommendation to the CEO. If the CEO approves the recommendation it will be presented to the Calvert Group, Ltd. Board of Directors and the respective Fund’s Board of Directors/Trustees for authorization.

3. Subsequent Investment Management Activities:

Whenever an Access Person is granted approval to serve as a director of a publicly-traded or private for-profit company, he or she shall personally refrain from participating in any deliberation, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in the investment portfolio of any Calvert Group Fund or Calvert Asset Management Company managed account.

VIII. Political and Charitable Contributions

All Calvert Associates are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Access Persons shall not consider and Calvert Group company’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

In addition, all Calvert Associates are required to comply with the MSRB Rules (specifically MSRB Rule G-37, the so-called “Pay For Play Rule”), limiting political contributions by municipal finance professionals to officials for which they are eligible to vote. Currently, contributions of up to $250 per election are permitted if the contributions are made by a municipal finance professional eligible to vote for that official. (Please refer to MSRB Rule G-37).

IX. Review and Enforcement

A.	Review

Statements and confirmations will be reviewed by the Chief Compliance Officer or his or her designee(s) for any pattern of transactions involving parallel transactions (portfolio and individual either buying or both selling the same security) generally within a 15 day period before or after the transaction date. Among the factors that will be considered in the analysis of whether any provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual’s involvement in the investment process. While the focus of this procedure of the Code is on “patterns”, it is important to note that a violation could result from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. The Chief Compliance Officer or his or her designee(s) will similarly review the personal securities holdings reports provided to the Chief Compliance Officer.

Annually, the Legal Department will prepare a written “Issues and Certification Report” and provide such Report to each Fund’s Board of Directors/Trustees describing any issues that have arisen under this Code of Ethics or its procedures since the last report (including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations), and certifying to the Board that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

The Code of Ethics and any material changes to its provisions and/or procedures must be approved by a majority of the Board, including a majority of the Disinterested Trustees.

B.	Violations

Any failure to comply with any of the requirements, restrictions, or prohibitions of the Code may be subject to sanctions imposed by the Chief Compliance Officer or the General Counsel. If warranted, either the Chief Compliance Officer or the General Counsel may independently take appropriate actions to enforce the Code.

Upon learning of a potential deviation from, or violation of the Code, the Chief Compliance Officer will review and investigate the matter. The Chief Compliance Officer, at his or her discretion, may present the matter to the General Counsel or Board for further review, investigation and evaluation. The Chief Compliance Officer will present all material violations of the Code to the Board. The Chief Compliance Officer and/or General Counsel, upon review and investigation, will either conclude that there was no violation or deviation from the Code, or will impose, at their discretion, sanctions commensurate to the infraction.

C.	Enforcement

The sanctions imposed by the Chief Compliance Officer or General Counsel will vary depending on the assessment of the Chief Compliance Officer or General Counsel, as applicable, of the seriousness of the violation and the intent of the party involved.

The Chief Compliance Officer or General Counsel may impose any or all of the sanctions below, or any other sanctions he or she deems appropriate, including termination, immediately and without notice, if it is determined that the severity of any violation or violations warrants such action. Any sanctions imposed upon a person will be documented in such person’s personal trading file maintained by Calvert. The Chief Executive Officer must also approve sanctions involving termination or monetary penalties

The following is a list of sanctions that may be imposed on persons who fail to comply with the Code of Ethics. This list is not intended to be an exhaustive or exclusive list of sanctions; any sanctions imposed will depend on the nature of the violation. Some of the sanctions, which may be imposed, are:

•	memorandum of reprimand which outlines the violation of the Code;

•	in-person meeting with the Compliance Office or General Counsel to discuss compliance with the Code;

•	disgorgement of profits;

•	letter of censure;

•	fines;

•	withholding of bonus;

•	suspension;

•	termination of employment; and

•	notification to appropriate governmental, regulatory and/or legal authorities.

X. Recordkeeping

A.	Record Retention

The following records shall be maintained in the manner and to the extent set forth below, and shall be made available for appropriate examination by representatives of the Securities and Exchange Commission:

a.	A copy of this Code and any other Code which is, or at any time within the past five years has been, in effect, shall be preserved in an easily accessible place;

b.	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;

c.	A copy of each report made pursuant to this Code any Access Person shall be preserved by each Fund for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place; and

d.	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

B.	Confidentiality of Records and Reports

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except as regards to appropriate examinations by representatives of the Securities and Exchange Commission or other governmental or regulatory authorities.

XI. Insider Trading Policy and Procedures

A.	Scope of Policy Statement

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all Access Persons.

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to an attorney in the Calvert Group Legal Department. You must also notify an attorney in the Legal Department if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

B.	Policy Statement on Insider Trading

Calvert forbids any officer, director\trustee or employee from trading, either personally or on behalf of others, including mutual funds managed by Calvert, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Calvert’s policy applies to each Fund, its investment advisor, its principal underwriter, and every officer, director and employee thereof, and extends to activities within and outside their duties at Calvert. Every officer, director, trustee and employee must read and retain this policy statement. Any questions regarding Calvert’s policy and procedures should be referred to an attorney in the Calvert Legal Department. An officer, director, trustee or employee must notify an attorney in the Legal Department immediately if they have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	trading by an insider, while in possession of material nonpublic information; or

(2)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(3)	communicating material nonpublic information to others.

i.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Calvert may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

ii.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, trustees and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal’s Heard on the Street column.

It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as a Fund, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

iii.	What is Nonpublic Information?

Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely

C.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	treble damages;

•	disgorgement of profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000, or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Calvert, up to and including dismissal of the persons involved.

D.	Identifying Inside Information

Before a Calvert employee executes any trade for him/herself or on behalf of others, including investment companies managed by Calvert, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

(1) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(2) Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

(1)	Report the matter immediately to the Chief Compliance Officer or an attorney in the Legal Department.

(2)	The securities should not be purchased or sold by the officer, director, trustee or employee for him/herself or on behalf of others, including investment companies managed by Calvert.

(3)	The information should not be communicated inside or outside Calvert, other than to the Legal Department.

(4)	After the issue has been reviewed, the Legal Department will instruct the officer, director, trustee, or employee as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

E.	Contacts with Public Companies

For Calvert, contacts with public companies represent an important part of our research efforts. Calvert may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Calvert employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relation representative makes a selective disclosure of adverse news to a handful of investors. In such situation, Calvert must make a judgment as to its further conduct. For the protection of the company and its employees, the Legal Department should be contacted if an employee believes that he/she has received material, nonpublic information.

F.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Calvert employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

G.	Education

Another aspect of Calvert’s compliance procedures will be to keep Calvert personnel and other Access Persons informed. This memorandum serves as a basic primer on what constitutes inside information and periodic memoranda will be distributed, particularly when a significant case dealing with the subject has been decided.

All new employees will be given a copy of this statement and will be required to read it and agree to its conditions. All employees will be required to confirm their understanding and acknowledgment of the statement on an annual basis.

ATTACHMENT A

MEMORANDUM

TO:             Legal Department; Compliance

FROM:

DATE:

RE:             Pre-Clearance Approval of Access Person Trading in Securities

The following proposed security(ies) transaction(s) was (were) reviewed by the Chief Compliance Officer or his or her designee(s) pursuant to Calvert Group’s Code of Ethics:

Name of Access Person:

Account Name/Number:

Security Name and Type:

Nature of Transaction: (purchase, sale or short sale):

Number of Shares or Par Amount of Bond:

Date Acquired (if a sale):

Whether the Security is Part of a Private Placement:

I have no knowledge of current holdings or pending transactions involving the above-referenced security(ies) in any of the portfolios of the Calvert Funds.

Signature of Access Person

Basis of Approval or Denial:

Chief Compliance Officer or Designee Signature

ATTACHMENT B

ACCESS PERSONS SUBJECT TO PRECLEARANCE FOR SECURITIES TRANSACTIONS

(INCLUDING PRIVATE PLACEMENTS)

Abdella	Timaj
Abramo	Michael
Agudelo	Mauricio
Alsted	Matthew
Ashton	Geoffrey
Augustine	Amy
Ballesteros	Precious
Bartley	Jason
Batalvi	Fatima
Bauer	Jack
Bautz	Gerard
Becker	Karen
Beltran	Camilo
Bender	Susan
Berg	Jennifer
Binder	Julia
Bolen	Dawn
Brady	Joseph
Broda	Amy
Brown	Toni
Cahoon	Nicole
Cahoon Jr.	George
Canadas	Rodrigo
Chen	Eugene
Cherney	Keith
Cloyed	Craig
Cooper	Elvira
Cuttler	Stephanie
Dailey	Thomas
Dalheim	Stuart
Daruwala	Nilloufer
Davis	Julie
De Costa	Rachael
Donge	Lily
Doyle	Trudy
Duke	Ivy
Dyson	Christopher
Eames	Anthony
Eisenacher	Brian
Enderson	Robert
Espinoza	Joanne
Falci	Steven
Faul	Patrick
Frieder	Julie
Fullenbaum	Sheila
Ganesan	Arvin
Gelsleichter	Darlene
Gibson	David

Glimcher	Jennifer
Goldt	Traci
Gomez	Donna
Gomez	Robert
Gorte	Julie
Graybeal	Karen
Graybeal	Denise
Greenhow, Jr.	Bernard
Grilli	Leanne
Guevara	Eleanor
Habeeb	Gregory
Hairgrove	William
Hale	Steven
Hardy	Norman
Hardy	Brian
Harvey	Colleen
Hawkins	Norma
Hayes	Daniel
Haynes	Robert
Helbert	Susan
Hennings	Susan
Hill	Mary
Himber	Steven
Ho	Hui Ping
Javaid	Mohammad
Jenkins	Candice
Jenkins	Kristina
Jenkins	Stephen
Johnson	Corrine
Johnston	Sean
Jones	Linda
Kayal	Alya
Kennedy	Ellen
Kenney	Bruce
Ketchel	Holly
King	Lancelot
Krumsiek	Barbara
Le Vaca	Elizabeth
Leach	David
Lillie	Edith
Lindo	Joan
Littlejohn	Tanya
Long	Emmett
Lovins	Melinda
Lowe	Nancy
Madden	Christopher
Masoud	Rasmiya
Matosziuk Iii	Edward
Mauge	Carmen
Mc Cullough	Patrice
Mcclellan	David
Mcgleenan	Diarmaid
Mcleod	Kim
Metz	Scott

Miller	Gary
Montague	C. Reed
Moore	Matthew
Morris	Jonathan
Morrison	Alexander
Morrow	David
Murphy, Jr.	James
Nassirazadeh	Roya
Natour	Faris
Nell	Antonia
Nichols	John
Nienaber	Lee
Noland	Christine
Nottingham	Matthew
O’boyle	James
Ogbogu	Benedict
O’leary	Timothy
Orlofske	Neil
Pandohie	Errol
Papier	Darrile
Parks	Charles
Peoples	Shirley
Perkins	Jeanine
Perry	Robert
Plemmons	Kendra
Pollard	Jonas
Quinn, Jr.	Francis
Ramsey	Dorothy
Rieben	David
Rine	Walter
Roby	Tacy Paul
Rochat	David
Ross	Laurent
Roy	Catherine
Rutkowski	Roseann
Santos	Christopher
Sbar	Sonya
Schipske	Chris
Schneider	Tracy
Segue	Stephanie
Shead, Jr.	Christopher
Simpson	Patrick
Sims	Tonya
Smith	Mark
Smith	Alison
Smith	Alexander
Stanley	Reginald
Staten	Grace
Stewart	Patricia
Stout	Dale
Tambellini	Paul
Tartikoff	William
Taylor	William
Teske	Christine

Tosini	Suzanne
Toussaint	Jennifer
Van Voorhis	Jodi
Vanorder	Stephen
Walls, Jr.	James
Wambach	Terry
Watson	Pamela
Will	Christopher
Williams	Tanya
Wire	Marguerite
Wolfsheimer	Ronald
Woods, Jr.	Larry
Yardeni	Dawn
Yoon	Steven
Young	Stanley
Young	Heather
Yuhas Jr	Michael
Zelenko	Jacqueline

DIRECTORS/TRUSTEES SUBJECT PRE-CLEARANCE SOLELY FOR INVESTMENTS IN PRIVATE PLACEMENTS

Director/Trustee Members of the Special Equities Committee of the Board of Directors/Trustees

Silby, Wayne

Guffey, John

Jones, Joy

Morris, Sydney

Roy, Rustum

ATTACHMENT C

INITIAL AND ANNUAL DISCLOSURE

OF SECURITIES HOLDINGS

Rule 17j-1 under the Investment Company Act of 1940 requires you to provide to Calvert an “Initial Holdings Report” within 10 days of becoming an Access Person and with an “Annual Holdings Report” on an annual basis thereafter. Information on the Initial and Annual Disclosure of Securities Holdings must be current as of a date no more than 45 days before the date the report is submitted.

Accordingly, please fill in the following requested information (or attach a copy of your most recent statement) for each broker, dealer or bank with which you maintain an Employee Related Account2 and all Securities3

Please list all Employee Related Accounts and Securities below:

Name of Account Holder	Name of Broker, Dealer or Bank	Account Number	Name of Issuer	No. Shares or Principal Amount (if fixed income)

PLEASE ATTACH ADDITIONAL PAGES IF NECESSARY

             Attached are duplicate brokerage statements disclosing all Securities holdings as of the month-end of my first month of employment at Calvert, or year-end as of             .

             I do not currently maintain any Employee Related Account2 nor have I acquired any Beneficial Interest in Securities3 for the year-end             .

2 Employee Related Accounts include (i) your own accounts; (ii) your spouse’s accounts and the accounts of minor children and other members of the household (whether by marriage or similarly committed status) living in your home; (iii) accounts in which you, your spouse/domestic partner, minor children or other persons living in your home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of shares); and (iv) accounts (including corporate accounts and trust accounts) over which you or your spouse/domestic partner exercises investment discretion or control.

3 Securities do not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered, open-end mutual funds (other than Calvert Funds).

ATTACHMENT C (cont’d)

INITIAL AND ANNUAL DISCLOSURE

OF SECURITIES HOLDINGS

(CONT’D)

Please provide the following information relating to Open-End Mutual Fund accounts and any account(s) in which you have Beneficial Interest but over which you exercise no investment discretion or control.

Name of Account Holder	Name of Broker, Dealer or Bank	Account No.

             I do not currently maintain any Open-End Mutual Fund accounts or any account(s) in which I have Beneficial Interest but do not exercise investment discretion or control.

Signature:	Date:

Print Name:

Statement of Confidentiality

The Calvert Legal/Compliance Department recognizes the sensitive nature of all materials disclosed for reporting purposes. Direct access to any personal information is limited to Legal/Compliance personnel; however, all account information is subject to regulatory review. The trade confirmations of persons other than disinterested directors or trustees may be disclosed to other senior officers of the Fund or to legal counsel as deemed necessary for compliance purposes and to otherwise administer the Code of Ethics.

All information provided to the Compliance Department is kept in a secured location to protect confidentiality.

ATTACHMENT D

Form Letter Requesting Broker, Dealer, Investment Adviser, Bank

Of Other Financial Institution to Forward Duplicate Confirmations

Of Trades and Periodic Account Statements

Date

Name and

Address of Broker

Re: Name of Access Person and Account Number(s)

Dear Sir or Madam:

I am associated with the Calvert Group, and in my capacity there, am required to disclose my personal investments. I have a Beneficial Interest in and/or discretionary control over the above-referenced account(s). In accordance with Rule 407 of the NYSE please forward duplicate confirmations of each transaction in the account(s) and periodic account statements to:

Chief Compliance Officer

For account of Access Person

Calvert Group

4550 Montgomery Ave.

Suite 1000N

Bethesda, MD 20814

Additionally, please disregard any prior requests concerning duplicate confirmations and statements in the above-referenced account(s).

Very truly yours,

Name of Access Person

SIGNATURE PAGE

CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES ACKNOWLEDGEMENT FORM

I have read and understand Calvert Group’s Code of Ethics and Insider Trading Policy and Procedures and will comply in all respects with such procedures.

Signature	Date

Print Name